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                           THE DEWOLFE COMPANIES, INC


            Exhibit (11)      Statement Re: Computation of Per Share Earnings



                                     Three Months Ended June 30,     Six Months Ended June 30,
                                     ---------------------------     -------------------------
                                           1996             1995           1996           1995

Weighted Average
Shares Outstanding                    3,295,746        3,293,317      3,294,264      3,070,364


Net effect of dilutive stock
options-based on the treasury
stock method using the
period end market price if
higher than average market price        215,696          103,842        215,696        103,842
                                     ----------       ----------     ----------     ----------
Total                                 3,511,442        3,397,159      3,509,960      3,174,206
                                     ==========       ==========     ==========     ==========
 Net Income                          $1,549,000       $  801,000     $1,755,000     $  558,000
                                     ==========       ==========     ==========     ==========

Net Income Per Share                 $     0.44       $     0.24     $     0.50     $     0.18
                                     ==========       ==========     ==========     ==========